EXHIBIT 23.3


KPMG, LLP
Chartered Accountants                                  Telephone: (416) 228-7000
Yonge Corporate Centre                                 Facsimile: (416) 228-7123
4120 Yonge Street                                    E-mail address: www.kpmg.ca
                                                                     -----------
Suite 500
North York, Ontario M2P 2B8






                          INDEPENDENT AUDITORS' CONSENT






We consent to the incorporation by reference in the Registration Statement of Power Kiosks, Inc. on Form S-8 to be filed on or about November 1, 2000 of our report dated June 16, 2000 on the consolidated financial statements of Power Kiosks, Inc., as at July 31, 1998 and 1999 and for the period from May 13, 1998 (date of inception) to July 31, 1998 and the year ended Jyly 31, 1999 included in Amendment 3 to Form 8-K of Power Kiosks, Inc. filed on October 31, 2000.

Our report dated June 16, 2000 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. The Consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.




/s/ KPMG, LLP

Toronto, Ontario
October 31, 2000